SUPPLY AGREEMENT

This SUPPLY AGREEMENT ("Agreement") is entered into as of the 29th day of November 2005 ("Effective Date"), by and between GENERAL ELECTRIC COMPANY, a New York corporation, through its GE ENERGY BUSINESS, having a principal place of business at 4200 Wildwood Parkway, Atlanta, GA 30339 USA ("GEE) or "Buyer") and Dynamic Materials Corporation, through its AMK Welding Division having a principal place of business at 283 Sullivan Avenue, South Windsor, CT 06074 ("Seller").

1.  Buyer PURCHASES
Buyer or any of its "Affiliates" (defined below) may purchase any or all of the goods ("Components") listed in Appendix 1 during the Term of this Agreement at the prices agreed to in this Agreement. "Affiliate" with respect to Buyer means any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer. All purchases under this Agreement are subject to issuance of firm purchase orders ("POs" or "Orders") by Buyer pursuant to the terms specified in Appendix 3 (the " GEE Purchase Terms"), incorporated by reference as Appendix 3, and any agreed updates, changes and modifications to the same. All POs, acceptances and other writings or electronic communications between the parties shall be governed by this Agreement. In case of conflict, the following order of precedence will prevail: a) this Supply Agreement; b) Supply Agreement Appendices; c) 7H and 9H LOIs (Letters of Intent), d) individual POs; e) drawings, specifications and related documents specifically incorporated herein by reference; and f) GE Supplier e-Sourcing Agreement, in any language, US or foreign.

(a) Seller currently meets the established quality, technical and qualification requirements for Components as set forth in Appendix 1. The parties acknowledge that the quantities of Components identified on Appendix 1 are Buyer's current estimate of its needs for Components during the time period specified and are subject to adjustment at the discretion of Buyer based on its actual volume, customer and business requirements.

(b) The purchase commitment for the term of the Agreement is further dependent on the Seller's continuing ability to meet the established delivery, quality, technical and qualification requirements. Buyer reserves the right to reduce the purchase commitment without liability to Buyer upon schedule slip for: (i) qualification or (ii) from any shipment/delivery dates on POs that are not resolved to Buyer's satisfaction within thirty (30) days of Buyer providing written notice of such schedule slip to Seller.

(c) Seller shall be obligated to sell to Buyer, in accordance with the terms of this Agreement the volume of Components equal to the market share of Components specified in Appendix 1.

(d) Seller covenants and agrees to possess and maintain the necessary capacity, machinery, personnel and resources to sell to Buyer at least the volume of Components equal to the market share of Components specified in Appendix 1. During the term of this Agreement, Seller shall not enter into any contracts that interfere or disrupt the guaranteed capacity to Buyer.

(e) Buyer shall not have any obligations, or responsibility to make any purchases or payments, as the case may be, pursuant to this Agreement in the event and to the extent Seller is unable, unwilling or incapable of accepting, performing or completing any PO from Buyer for Components, including, without limitation, due to excused or unexcused performance by Seller under any PO issued pursuant to this Agreement, default or other non-compliance by Seller of its obligations under this Agreement provided that such non-performance by Seller is not cured within thirty (30) days of Buyer providing written notice to Seller. The purchase commitment for the term of this Agreement shall be reduced in an amount commensurate with the circumstances described in the foregoing sentence.

(f) Except for Buyer's obligations pursuant to this Section 1, this Agreement does not create any commitment by or obligation upon Buyer to place any minimum percentage or volume of its requirements for Components with Seller. Buyer may terminate this Agreement prior to the stated term without liability in the event of any breach by Seller of the terms of this Agreement; and as otherwise provided pursuant to the terms of this Agreement, including its attachments. In such event, Buyer shall no longer have any liability for the purchase commitment and shall exercise its rights in accordance with the GEE Purchase Terms set forth in Appendix 3.

2. PRICES AND PAYMENT
Prices shall be as stated in Appendix 1, and shall remain firm for Five (5) years from the Effective Date. No extra charges of any kind will be allowed unless specifically agreed in writing by Buyer. Payment terms are established in Appendix 3 of this agreement.

3. TERM AND TERMINATION
(a) Unless extended or unless terminated under this Clause (c), this Agreement will remain in effect for a period of Five (5) years ("Term") from the Effective Date.

(b) Buyer may terminate this Agreement at any time for cause only by giving fifteen (15) days' prior notice to Seller. Upon such termination (other than due to Seller's insolvency or default including failure to comply with the Agreement or any PO issued hereunder), Buyer and Seller shall exercise their rights in accordance with Section 11 of the GEE Purchase Terms set forth in Appendix 3. Seller waives all termination claims not specifically reserved in this Agreement.

(c) Either party may terminate this Agreement if the other party commits a material breach of this Agreement that remains uncured thirty (30) days after written notice is delivered to such breaching party. In the event Buyer terminates this Agreement due to Seller's material breach, Buyer may terminate this Agreement, in whole or in part, including any or all POs issued hereunder, without liability consistent with the rights set forth in Section 12 of the GEE Purchase Terms, attached as Appendix 3.

(d) Upon termination of this Agreement for any reason, Seller agrees to return to Buyer all confidential information of Buyer or its Affiliates, and all Buyer-owned tooling, test equipment and other property except for one (1) copy to be retained for legal archiving purposes only. Buyer will bear all usual and reasonable costs of the return of such tooling, test equipment and property. Such returned tooling, test equipment and property must be fully functional and undamaged, except for reasonable wear; otherwise, Seller shall bear all costs associated with repair or replacement.

4. NOTICES
All notices under this Agreement shall be deemed to have been effectively given when sent by facsimile or mailed via certified mail return receipt requested, properly addressed to the other party at the address below or at such other address as the party has designated in writing.

Buyer                                                           SUPPLIER
 ATTN:                                                             ATTN:
Chuck Klein                                                     Bob Sanborn

300 Garlington Road                                    283 Sullivan Avenue
Greenville, SC  29602  USA                             South Windsor, CT  06074
(864) 254-2753                                         (860) 289-5634
(864) 254-2517                                         (860) 528-2472

5.  TOOLING
Seller hereby conveys to Buyer all right, title and interest in and to any tools, tooling, capital equipment, and fixtures identified on Appendix 6 of this Agreement (collectively, the "Tooling"), free and clear of all liens, claims and encumbrances. At any time after payment of the Tooling Purchase Price by Buyer to Seller, Seller shall, upon request from Buyer, execute and deliver to Buyer such bills of sale, instruments of conveyance, certificates or other documentation and take such other actions as Buyer may reasonably request in order to confirm and complete transfer ownership of the Tooling from Seller to Buyer.

(a) Upon execution of this Agreement, the Tooling, including any repaired or replaced Tooling or any part thereof or any materials affixed or attached thereto, shall be and remain the sole and exclusive property of Buyer.

(b) Without the prior written consent of Buyer, Seller shall not: (i) substitute any Tooling for Buyer's POs, (ii) dispose of, change or move the Tooling from its stated location, or (iii) use the Tooling for any purpose other than to satisfy POs placed by Buyer.

(c) Seller shall conspicuously identify and label each piece of Tooling and, whenever practical, each individual item thereof, as the property of Buyer and shall safely store the Tooling separate and apart from Seller's property.

(d) Seller shall keep the Tooling in a good and safe working condition at its own cost and expense, in its own custody at its place of business, and at all times shall exercise reasonable care and control in using the Equipment so that upon return to Buyer, the Tooling shall be in as good of a working order and in as good of a condition as it was upon delivery, except for reasonable wear and tear. Buyer may enter the premises of Seller at any reasonable time to conduct a physical inventory of the Tooling.

(e) Seller will inspect the Tooling prior to use and will train and supervise its employees in the proper and safe operation of the Tooling. Further, Seller shall release, defend, hold harmless and indemnify Buyer, its directors, officers, employees, agents representatives, successors and assigns from any and all claims, demands, losses, judgments, damages, costs, expenses or liabilities arising from any negligent act or omission of Seller related to the Tooling while it is in Seller's care, custody and/or control.

(f) The Tooling, while in Seller's care, custody and/or control, shall be: (i) held at Seller's risk and (ii) kept insured by Seller: (1) at Seller's expense with loss payable to Buyer in an amount equal to the replacement cost and (2) against loss or damage by fire, flood and other common perils by an insurance company acceptable to Buyer. Seller shall deliver proof of such insurance to Buyer within fifteen (15) days of the signing of this Agreement.

(g) The Tooling shall be subject to removal at Buyer's written request, in which event Seller shall prepare the Tooling for shipment and shall redeliver such Tooling to Buyer in the same condition as originally received, except for reasonable wear and tear, otherwise, Seller shall bear all costs associated with repair or replacement of the Tooling. Buyer will bear all usual and reasonable costs of the return of the Tooling.

6. COMPLIANCE AND CHOICE OF LAW
Seller represents and warrants that it will comply with all laws applicable to this Agreement, and acknowledges that it has received, reviewed and agrees to follow the GE Energy Integrity Guide for Suppliers, Contractors and Consultants set forth in Appendix 4. This Agreement shall be governed by New York law, excluding its conflict of laws rules. All disputes relating to this Agreement that cannot be resolved by negotiation shall be resolved by litigation in the state or federal courts of New York. All rights of the parties are as set forth in this Agreement.

7.  ASSIGNMENT, WAIVER AND SURVIVAL
Buyer may assign this Agreement to any of its Affiliates. Because performance of this Supplier Agreement (SA) is specific to Seller, Seller may assign this Agreement only upon Buyer's prior written consent. No claim or right arising out of a breach of this Agreement shall be discharged in whole or part by waiver or renunciation unless such waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. No failure by either party to enforce any rights hereunder shall be construed a waiver. All parts of this Agreement relating to liability and its limitations, warranties, indemnities and confidentiality shall survive expiration and termination of this Agreement.

8.  ENTIRE AGREEMENT
This instrument, with such documents expressly incorporated by reference, is intended as a complete, exclusive and final expression of the parties' agreement with respect to such terms as are included herein. There are no representations, understandings or agreements, written or oral, which are not included herein. This Agreement may be executed in one or more counterparts in facsimile or other written form, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by this respective authorized representatives as of the Effective Date first set forth above.


GENERAL ELECTRIC COMPANY,
THROUGH ITS GE ENERGY BUSINESS            SELLER

Signed: /s/ Chuck Klein                   Signed:  /s/ Robert Sanborn
        -------------------------                  --------------------------

Print Name: Chuck Klein                   Print Name: Robert Sanborn
            ---------------------                     -----------------------

Title: NPI Sourcing Leader                Title: GM AMK Welding Division
       -------------------                       ----------------------------

                                          SELLER

                                          Signed:  /s/ Yvon Cariou
                                                   --------------------------

                                          Print Name: Yvon Cariou
                                                      -----------------------

                                          Title: Dynamic Materials Corporation
                                                 -----------------------------


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

                                   ATTACHMENTS

Appendix 1: Description, Market Share and Price List of Components

Appendix 2: Agreement Clauses

Appendix 3: GEE Purchase Terms

Appendix 4: GE Energy Integrity Guide for Suppliers, Contractors and Consultants

Appendix 5: Mutual Non-Disclosure Agreement

Appendix 6: Tooling

                                   APPENDIX 1
                      Work Scope, Pricing and Market Share

                                                        Minimum
                                                       Number of       Base
                                         Fabrication   Units Per      Price
   H System Component          Part #       Number     Engine Set    Per Unit (A)          Market Share (B)
   ------------------          ------       ------     ----------    ------------          ----------------

--------------------------------------------------------------------------------------------------------------------------------
  S1 Nozzle - 9H or 7H       115E1889 or      1       42 or 36    $    7,120   100% up to a combined six 9H/7H units per year
                             115E2372
--------------------------------------------------------------------------------------------------------------------------------
  S1 Nozzle - 9H or 7H       115E1889 or      2       42 or 36    $    1,525   100% up to a combined six 9H/7H units per year
                             115E2372
--------------------------------------------------------------------------------------------------------------------------------
  S2 Nozzle - 9H or 7H       323E1223 or      1          44       $    2,250   100% up to a combined six 9H/7H units per year
                             129E9181
--------------------------------------------------------------------------------------------------------------------------------
  S2 Nozzle - 9H or 7H       323E1223 or      2          44       $    2,360   100% up to a combined six 9H/7H units per year
                             115E2320
--------------------------------------------------------------------------------------------------------------------------------
  S2 Nozzle - 9H or 7H       323E1231 or      3          44       $    1,280   100% up to a combined six 9H/7H units per year
                             117E5626
--------------------------------------------------------------------------------------------------------------------------------
  S2 Nozzle - 9H or 7H       323E1337 or      4          22       $    2,890   100% up to a combined six 9H/7H units per year
                             129E9185
--------------------------------------------------------------------------------------------------------------------------------
  S2 Nozzle - 9H or 7H       116E3754 or      5          22       $      320   100% up to a combined six 9H/7H units per year
                             129E9186
--------------------------------------------------------------------------------------------------------------------------------
  S3 Nozzle - 9H or 7H       323E1325 or      1          22       $    3,900   100% up to a combined six 9H/7H units per year
                             323E1564
--------------------------------------------------------------------------------------------------------------------------------
  S4 Nozzle - 9H or 7H       131e3725 or      1          22           (C)      100% up to a combined six 9H/7H units per year
                             114E5717
--------------------------------------------------------------------------------------------------------------------------------
  S1 Bucket - 9H or 7H       119E9789 or      1          70       $      875   100% up to a combined six 9H/7H units per year
                             114E4910
--------------------------------------------------------------------------------------------------------------------------------
  S2 Bucket - 9H or 7H       119E9632 or      1          70       $      980   100% up to a combined six 9H/7H units per year
                             116E3405
--------------------------------------------------------------------------------------------------------------------------------
  S1 Shroud - 9H or 7H       726E9062 or      1          104      $      178   100% up to a combined six 9H/7H units per year
                             133E7359
--------------------------------------------------------------------------------------------------------------------------------
  S2 Shroud - 9H or 7H       726E9066 or      1          88       $      178   100% up to a combined six 9H/7H units per year
                             133E7715
--------------------------------------------------------------------------------------------------------------------------------

Notes

(A) - Over the five-year term of the Supply Agreement, the base price will be reduced by an annual deflation factor of 3% in years in which AMK completes work on one to three engine sets and an annual deflation factor of 10% in years in which AMK completes work on four to six engine sets. AMK will invoice GE Energy at the base price in effect at the beginning of each contract year and will issue a check to GE Energy by 12/1 of each contract year based upon applying the appropriate deflation factor to the number of engine sets invoiced during that contract year. The deflation for each contract year will be computed from the adjusted price in effect at the beginning of that contract year. Total price deflation from the base price will not exceed 21% during the five-year term of the Supply Agreement. All pricing is based upon Block 2 design and AMK has the right to re-quote for any design changes.

(B) - AMK will perform all welding and related heat treat and non-destructive testing services that are required for each of these H system components.

(C) - AMK Welding has not yet quoted a price for this component. Award dependent upon market competitiveness.

                                   APPENDIX 2

Agreement Clauses

1. Agreement: This Agreement is a market share agreement by drawing #. Appendix 1 includes market share by drawing #. The volume is not fixed by drawing #, it is market share based. If Supplier does not have sufficient capacity within lead-time to fill GE's demands, then GE may reduce market share commensurate with the Supplier's inability to fill GE's orders.

2. Delivery: If Seller cannot meet a delivery commitment for any reason, except for events beyond Sellers control, then GE shall have the right to reduce the market share for any specific part set forth in Appendix 1 without any resulting change in price. Such market share reduction shall be component specific and commensurate with the impact caused by the schedule slip to GE.

    Quality: In the event the Quality Level drops below 99% for two consecutive months, then GE shall have the right to reduce the market share for any specific part set forth in Appendix 1 without any resulting change in price. Such market share reduction shall be component specific and commensurate with the impact resulting from above mentioned quality level deficit. In the event the quality level deficit is caused by a systemic quality issue that affects an entire Seller facility GE shall have the right to reduce the market share for all components produced at that Seller facility without any resulting change in price.

3. Seller Caused Defects: If GE discovers non-conformances after shipment from Seller that clearly should have been detected by Seller, Seller agrees to provide a post-cast processing incurred costs up to 100% of the post-cast value, including shipping. There will be no charge for handling. Seller will have an opportunity to review all documented non-conformances with GE.

4. Seller Caused Scrap: Seller agrees to the following in performing value added work to GE owned and consigned materials.

         Commodity       Guaranteed Scrap rate
         All Parts                2%

    - Parts will be processed by Seller to the drawings and specifications as identified in the purchase order. Should subsequent revisions be identified, the Seller will be notified prior to incorporation and the purchase order will be amended to show the proper revision.
    - It is understood that repair procedures that have been approved by GE will remain acceptable unless GE notifies the Seller otherwise.
    - Seller has no liability for latent defects uncovered during its operations and dispositioned as scrap by GE to the extent the cause of scrap is outside the scope of the purchase order.
    - GE agrees that if for unforeseen circumstances (design, process or specifications) the scrap rates guaranteed above are exceeded, that they will be renegotiated between the parties to accommodate the new circumstances.

    - Guaranteed scrap rates will be calculated on a per piece basis and aggregated on an annual basis to gauge the credit due to GE for the excess over the Seller's guaranteed rates for the parts in question.
    - Development programs, which are limited to the first two (2) sets of casting parts processed unless additional sets are approved by both GE and Seller, will be excluded from the process scrap factors set forth above.


5. Productivity: Seller will implement a continuous productivity improvement program that identifies projects that will result in additional savings. Productivity initiatives and the respective economic benefits are classified into three types:

       a.   Internal Seller Projects - Benefit to Seller
       b.   Internal GE Projects - Benefit accrues to GE
       c.   Joint GE/Seller Projects - Benefits to be shared 50/50

    For the joint projects, the economic benefits to GE will be recognized in the form of price reductions that are in addition to those listed in Appendix 1. In addition, for Internal GE Projects and Joint GE / Seller Projects, GE shall, subject to its prior approval, bear the cost of tooling or tooling modifications, casting evaluations, and qualification costs to implement an agreed upon change.

5. Warranties: Sellers warranted liability on goods and services provided in Appendix 1 is limited to 100% of the post-cast value on GE owned material for the life of the warranty as set forth in Appendix 3.

                                   APPENDIX 3
                               P28A-AL-0003 Rev.F
                           STANDARD TERMS OF PURCHASE

1. ACCEPTANCE OF TERMS. Seller agrees to be bound by and to comply with all terms set forth herein and in the purchase order, to which these terms are attached and are expressly incorporated by reference (collectively, the "Order"), including any amendments, supplements, specifications and other documents referred to in this Order. Acknowledgement of this Order, including without limitation, by beginning performance of the work called for by this Order, shall be deemed acceptance of this Order. The terms set forth in this Order take precedence over any alternative terms in any other document connected with this transaction unless such alternative terms are: i) part of a written supply agreement ("Supply Agreement"), which has been negotiated between the parties and which the parties have expressly agreed may override these terms in the event of a conflict and/or ii) set forth on the face of the Order to which these terms are attached. In the event these terms are part of a written Supply Agreement between the parties, the term "Order" used herein shall mean any purchase order issued under the Supply Agreement. This Order does not constitute an acceptance by Buyer of any offer to sell, any quotation, or any proposal. Reference in this Order to any such offer to sell, quotation or proposal shall in no way constitute a modification of any of the terms of this Order. ANY ATTEMPTED ACKNOWLEDGMENT OF THIS ORDER CONTAINING TERMS INCONSISTENT WITH OR IN ADDITION TO THE TERMS OF THIS ORDER IS NOT BINDING UNLESS SPECIFICALLY ACCEPTED BY BUYER IN WRITING.
2. PRICES AND PAYMENTS. All prices are firm and shall not be subject to change. Seller's price includes all payroll and/or occupational taxes, any value added tax that is not recoverable by Buyer and any other taxes, fees and/or duties applicable to the goods and/or services purchased under this Order; provided, however, that any state and local sales, use, excise and/or privilege taxes, if applicable, will not be included in Seller's price but will be separately identified on Seller's invoice. If Seller is obligated by law to charge any value added and/or similar tax to Buyer, Seller shall ensure that if such value-added and/or similar tax is applicable, that it is invoiced to Buyer in accordance with applicable rules so as to allow Buyer to reclaim such value-added and/or similar tax from the appropriate government authority. Neither party is responsible for taxes on the other party's income or the income of the other party's personnel or subcontractors. If Buyer is required by government regulation to withhold taxes for which Seller is responsible, Buyer will deduct such withholding tax from payment to Seller and provide to Seller a valid tax receipt in Seller's name. If Seller is exempt from such withholding taxes as a result of a tax treaty or other regime, Seller shall provide to Buyer a valid tax treaty residency certificate or other tax exemption certificate at a minimum of thirty (30) days prior to payment being due. Unless otherwise stated on the face of this Order, payment terms are net due ninety (90) days from the Payment Start Date. The Payment Start Date is the later of the required date identified on the Order, the received date of the goods and/or services in Buyer's receiving system or the date of receipt of valid invoice by Buyer. The received date of the goods and/or services in Buyer's receiving system will occur: a) in the case of goods/materials shipped directly to a customer of Buyer ("Material Shipped Direct" or "MSD"), including balance of plant and goods sent to a non-Buyer/non-customer facility in accordance with this Order to be incorporated into MSD, within 48 hours of Buyer being presented with a valid bill of lading confirming that the goods have been shipped from Seller's facility or in the case of services performed directly for a customer of Buyer, within 48 hours of Buyer's receipt of written certification of completion of the services; b) in the case where goods are shipped or services are provided directly to or at a non-Buyer/non-customer facility in accordance with this Order, within 48 hours of Buyer receiving notice from such third party that it has received the goods or services; or c) in the case where the goods are shipped directly to Buyer or services are performed directly for Buyer, within 48 hours of Buyer's receipt of such goods or services. Buyer shall be entitled to take an early payment discount of .0333% of the gross invoice price for each day before 90 days from the Payment Start Date that payment is made. For example, a discount of 2.5% would correspond to payment made 75 days early (i.e., 15 days after the Payment Start Date) and a discount of 0.33% would correspond to payment made 10 days early (i.e., 80 days from the Payment Start
Date). Seller's invoice shall in all cases bear Buyer's Order number. Buyer shall be entitled to reject Seller's invoice if it fails to include Buyer's Order number or is otherwise inaccurate, and any resulting delay in payment shall be Seller's responsibility. Seller warrants that it is authorized to receive payment in the currency stated in this Order. No extra charges of any kind will be allowed unless specifically agreed in writing by Buyer. Buyer shall be entitled at any time to set-off any and all amounts owing from Seller to Buyer or a Buyer Affiliate (defined below) on this or any other order. "Affiliate" shall for the purposes of this Order mean, with respect to either party, any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party. Seller warrants the pricing for any goods or services shall not exceed the pricing for the same or comparable goods or services offered by Seller to third parties. Seller shall promptly inform Buyer of any lower pricing levels for same or comparable goods or services and the parties shall promptly make the appropriate price adjustment.
3.   DELIVERY AND PASSAGE OF TITLE.
3.1 Time is of the essence of this Order. If Seller fails to deliver the goods or complete the services as scheduled, Buyer may assess such amounts as may be set on the face of an Order as liquidated damages for the agreed delay period. The parties agree that such amounts, if assessed, are an exclusive remedy for the agreed delay period; are a reasonable pre-estimate of the damages Buyer will suffer as a result of delay based on circumstances existing at the time the Order was issued; and are to be assessed as liquidated damages and not as a penalty. In the absence of agreed to liquidated damages, Buyer shall be entitled to recover damages that it incurs as a result of Seller's failure to perform as scheduled. Unless expressly stated to the contrary, Buyer's remedies are cumulative and Buyer shall be entitled to pursue any and all remedies available at law or equity. Further to the foregoing, Seller shall not make material commitments or production arrangements in excess of the amount or in advance of the time necessary to meet Buyer's delivery schedule. Should Seller enter into such commitments or engage in such production, any resulting exposure shall be for Seller's account.
3.2 Unless otherwise stated on the face of this Order: a) goods shipped from the United States of America ("U.S.") for delivery to all locations shall be delivered EXW named point with title passing at: i) Seller's dock for goods shipped directly to a non-Buyer's facility; ii) port of import for goods shipped to Buyer's non-U.S. facility; and iii) Buyer's dock for goods shipped to Buyer's U.S. facility; b) goods shipped from within the European Union ("EU") for delivery within the EU shall be delivered EXW named point with title passing: i) when the goods leave the territorial land, air or sea space of the EU source country for goods shipped directly to a non-Buyer's EU facility; and ii) at Buyer's dock for goods shipped to Buyer's EU facility; c) goods shipped for delivery within the source country shall be delivered EXW name point with title passing at: i) Seller's dock for goods shipped directly to a non-Buyer's facility; and ii) Buyer's dock for goods shipped to Buyer's facility; d) goods shipped from outside the U.S. for delivery to a different country outside the U.S. (excluding shipments within the EU, which shall be governed by subsection b) above) shall be delivered FCA named point with title passing at: i) the port of export after customs clearance for goods shipped directly to a non-Buyer's facility; and ii) port of import if shipped to Buyer's facility; and e) goods shipped from outside the U.S. for delivery within the U.S. shall be delivered FCA named point with title passing at: i) the port of export after customs clearance for goods shipped directly to a non-Buyer's facility; and ii) Buyer's dock if shipped to Buyer's facility. All delivery designations are INCOTERMS 2000. Goods delivered to Buyer in advance of schedule may be returned to Seller at Seller's expense. Goods ordered by GE Global Sourcing, LLC and shipped to the U.S. from outside the U.S. via ocean transport shall have title pass to GE Global Sourcing, LLC immediately prior such goods entering the territorial land, sea or overlying airspace of the U.S. For this purpose, Buyer and Seller acknowledge that the territorial seas of the U.S. extend to twelve (12) nautical miles from the baseline of the country determined in accordance with the 1982 United Nations Convention of the Law of the Sea. Buyer may specify contract of carriage and named place of delivery in all cases. Failure of Seller to comply with any such Buyer specification shall cause all resulting transportation charges to be for the account of Seller and give rise to any other remedies available at law or equity. NOTE: In all cases, Seller must provide to Buyer, via the packing list and the customs invoice (as applicable), the country of origin and the appropriate export classification codes including, if applicable, the Export Control Classification Number (ECCN) and the Harmonized Tariff Codes of each and every one of the goods supplied pursuant to this Order, including in sufficient detail to satisfy applicable trade preferential or customs agreements, if any.
3.3 If goods will be delivered as MSD or for use as balance of plant by Buyer, each shipment shall include a detailed, complete bill of material/parts list that lists each component of the goods purchased by Buyer. Seller shall also include, in each item shipment, the complete bill of materials/parts list for such item and indicate which components of the bill of materials/parts list are included in the shipment as well as those bill of material/parts list components which are not included in the item shipment. This bill of material/parts list shall be included with the packing list for each shipment. When requested by Buyer, Seller must provide a packing list with values for each item.
3.4 If goods will cross an international border, Seller shall provide a commercial invoice as required for customs clearance. The invoice shall be in English, or destination country specific language, and shall include: contact names and phone numbers of persons at Buyer and Seller who have knowledge of the transaction; Buyer's order number; Buyer's order line item; release number (in the case of a blanket order); part number and detailed description of the merchandise; unit purchase price in currency of the transaction; quantity; INCOTERM and named location; and country of origin of the goods. In addition, all goods or services provided by Buyer to Seller for the production of goods not included in the purchase price shall be separately identified on the invoice (i.e., consigned material, tooling, etc.). Each invoice shall also include the applicable Order number or other reference information for any consigned goods and shall identify any discounts or rebates from the base price used in determining the invoice value.


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

3.5 If goods will be delivered to a destination country having a trade preferential or customs union agreement ("Trade Agreement") with Seller's country, Seller shall cooperate with Buyer to review the eligibility of the goods for any special program for Buyer's benefit and provide Buyer with any required documentation (e.g., NAFTA Certificate, EUR1 Certificate, GSP Declaration, FAD or other Certificate of Origin) to support the applicable special customs program (e.g., NAFTA, EEA, Lome Convention, GSP, EU-Mexico FTA, EU/Mediterranean partnerships, etc.) to allow duty free or reduced duty for entry of goods into the destination country. Similarly, should any Trade Agreement or special customs program applicable to the scope of this Order exist at any time during the execution of the same and be of benefit to Buyer in Buyer's judgment, Seller shall cooperate with Buyer's efforts to realize any such available credits, including counter-trade or offset credit value which may result from this Order and acknowledges that such credits and benefits shall inure solely to Buyer's benefit. Seller shall indemnify Buyer for any costs, fines, penalties or charges arising from Seller's inaccurate documentation or untimely cooperation. Seller shall immediately notify Buyer of any known documentation errors.
4. BUYER'S PROPERTY. Unless otherwise agreed in writing, all tangible and intangible property, including, but not limited to, information or data of any description, tools, materials, drawings, computer software, know-how, documents, trademarks, copyrights, equipment or material furnished to Seller by Buyer or specially paid for by Buyer, and any replacement thereof, or any materials affixed or attached thereto, shall be and remain Buyer's personal property. Such property and, whenever practical, each individual item thereof, shall be plainly marked or otherwise adequately identified by Seller as Buyer's property and shall be safely stored separate and apart from Seller's property. Seller further agrees to comply with any handling and storage requirements provided by Buyer for such property. Seller shall use Buyer's property only to meet Buyer's orders, and shall not use it, disclose it to others or reproduce it for any other purpose. Such property, while in Seller's custody or control, shall be held at Seller's risk, shall be kept insured by Seller at Seller's expense in an amount equal to the replacement cost with loss payable to Buyer and shall be subject to removal at Buyer's written request, in which event Seller shall prepare such property for shipment and redeliver to Buyer in the same condition as originally received by Seller, reasonable wear and tear excepted, all at Seller's expense. As noted in Section 3.4 above, any consigned material, tooling or technology used in production of the goods shall be identified on the commercial or proforma invoice used for international shipments. Buyer hereby grants a license to Seller to use any information, drawings, specifications, computer software, know-how and other data furnished or paid for by Buyer hereunder for the sole purpose of performing this Order for Buyer. This license is non-assignable and is terminable with or without cause by Buyer at any time. Buyer shall own exclusively all rights in ideas, inventions, works of authorship, strategies, plans and data created in or resulting from Seller's performance under this Order, including all patent rights, copyrights, moral rights, rights in proprietary information, database rights, trademark rights and other intellectual property rights. All such intellectual property that is protectable by copyright will be considered work(s) made for hire for Buyer (as the phrase "work(s) made for hire" is defined in the United States Copyright Act (17 U.S.C. ss. 101)) or Seller will give Buyer "first owner" status related to the work(s) under local copyright law where the work(s) was created. If by operation of law any such intellectual property is not owned in its entirety by Buyer automatically upon creation, then Seller agrees to transfer and assign to Buyer, and hereby transfers and assigns to Buyer, the entire right, title and interest throughout the world to such intellectual property. Seller further agrees to enter into and execute any documents that may be required to transfer or assign ownership in and to any such intellectual property to Buyer. Should Seller, without Buyer's prior written consent and authorization, design or manufacture for sale to any person or entity other than Buyer any goods substantially similar to, or which reasonably can substitute or repair, a Buyer good, Buyer, in any adjudication or otherwise, may require Seller to establish by clear and convincing evidence that neither Seller nor any of its employees, contractors or agents used in whole or in part, directly or indirectly, any of Buyer's property, as set forth herein, in such design or manufacture of such goods. Further, Buyer shall have the right to audit all pertinent records of Seller, and to make reasonable inspections of Seller facilities, to verify compliance with this section.
5. DRAWINGS. Any review or approval of drawings by Buyer will be for Seller's convenience and will not relieve Seller of its responsibility to meet all requirements of this Order.
6. CHANGES. Buyer may at any time make changes within the general scope of this Order in any one or more of the following: a) drawings, designs or specifications where the goods to be furnished are to be specially manufactured for Buyer; b) method of shipment or packing; c) place and time of delivery; d) amount of Buyer's furnished property; e) quality; f) quantity; or g) scope or schedule of goods and/or services. If any changes cause an increase or decrease in the cost of, or the time required for the performance of, any work under this Order, an equitable adjustment shall be made in the Order price or delivery schedule, or both, in writing. Any Seller claim for adjustment under this clause will be deemed waived unless asserted within thirty (30) days from Seller's receipt of the change or suspension notification, and may only include reasonable, direct costs that will necessarily be incurred as a direct result of the change. Any change to this Order shall be made by a signed amendment.
7. PLANT ACCESS/INSPECTION. In order to access Seller's work quality, conformance with Buyer's specifications and compliance with this Order, upon reasonable notice by Buyer, all: i) goods, materials and services related in any way to the goods and services purchased hereunder (including without limitation raw materials, components, intermediate assemblies, work in process, tools and end products) shall be subject to inspection and test by Buyer and its customer or representative at all times and places, including sites where the goods and services are created or performed, whether they be at premises of Seller, Seller's suppliers or elsewhere; and ii) of Seller's books and records relating to this Order shall be subject toinspection by Buyer. In the event that Seller desires to transfer any work under this Order to another site or make any material modification in its manufacturing process or the procurement of materials related to the goods, it shall first consult with and obtain the prior written consent of Buyer, which consent shall not be unreasonably withheld. Such consent by Buyer shall be subject to qualification of the new site under Buyer's supplier qualification standards. If any inspection, test, audit or similar oversight activity is made on Seller's or its suppliers' premises, Seller shall, without additional charge:
(i) provide all reasonable access and assistance for the safety and convenience of the inspectors and (ii) take all necessary precautions and implement appropriate safety procedures for the safety of Buyer's personnel while they are present on such premises. If Buyer's personnel require medical attention on such premises, Seller will arrange for appropriate attention. If in Buyer's opinion the safety of its personnel on such premises may be imperiled by local conditions, Buyer may remove some or all of its personnel from such premises, and Buyer shall have no responsibility for any resulting impact on Seller or its suppliers. If specific Buyer and/or Buyer's customer tests, inspection and/or witness points are included in this Order, the goods shall not be shipped without an inspector's release or a written waiver of test/inspection/witness with respect to each such point; however, Buyer shall not be permitted to unreasonably delay shipment; and Seller shall notify Buyer in writing at least twenty (20) days prior to each of Seller's scheduled final and, if applicable, intermediate test/ inspection/witness points. Buyer's failure to inspect, accept, reject or detect defects by inspection shall neither relieve Seller from responsibility for such goods or services that are not in accordance with the Order requirements nor impose liabilities on Buyer. Seller shall provide and maintain an inspection, testing and process control system acceptable to Buyer and its customer covering the goods and services to ensure compliance with this Order and shall keep complete records available to Buyer and its customer for three (3) years after completion of this Order. Acceptance of such system by Buyer shall not alter the obligations and liability of Seller under this Order.
8. REJECTION. If any of the goods and/or services furnished pursuant to this Order are found within a reasonable time after delivery to be defective or otherwise not in conformity with the requirements of this Order, including any applicable drawings and specifications, whether such defect or non-conformity relates to scope provided by Seller or a direct or indirect supplier to Seller, then Buyer, in addition to any other rights, remedies and choices it may have by law, contract or at equity, and in addition to seeking recovery of any and all damages and costs emanating therefrom, at its option and sole discretion and at Seller's expense may: a) require Seller to immediately re-perform any defective portion of the services and/or require Seller to immediately repair or replace non-conforming goods with goods that conform to all requirements of this Order;
b) take such actions as may be required to cure all defects and/or bring the goods and/or services into conformity with all requirements of this Order, in which event, all related costs and expenses (including, but not limited to, material, labor and handling and any required re-performance of value added machining or other service) and other reasonable charges shall be for Seller's account; c) withhold total or partial payment; d) reject and return all or any portion of such goods and/or services; and/or e) rescind this Order without liability. For any repairs or replacements, Seller, at its sole cost and expense, shall perform any tests requested by Buyer to verify conformance to this Order.
9. WARRANTIES. Seller warrants that all goods and services provided pursuant to this Order, whether provided by Seller or a direct or indirect supplier of Seller, will be free of any claims of any nature, including without limitation title claims, and will cause any lien or encumbrance asserted to be discharged, at its sole cost and expense, within thirty (30) days of its assertion (provided such liens do not arise out of Buyer's failure to pay amounts not in dispute under this Order or an act or omission of Buyer). Seller warrants and represents that all such goods and services will be new and of merchantable quality, not used, rebuilt or made of refurbished material unless approved in writing by Buyer, free from all defects in design, workmanship and material and will be fit for the particular purpose for which they are intended. Such goods and services will be provided in strict accordance with all specifications, samples, drawings, designs, descriptions or other requirements approved or adopted by Buyer. Any attempt by Seller to limit, disclaim or restrict any such warranties or remedies by acknowledgment or otherwise shall be null, void and ineffective. The foregoing warranties shall, in the case of turbine plant related goods and services, apply for a period of: (i) twenty-four (24) months from the Date of Commercial Operation (defined below) of the turbine plant (in the case of Nuclear power-related goods and services, thirty-six (36) months from the Date of Commercial Operation of the nuclear power plant), which Buyer supplies to its customer or (ii) forty-eight (48) months, plus delays such as those due to non-conforming goods and services, from the date of delivery of all goods from Seller to destination/performance of the services, whichever occurs first. "Date of Commercial Operation" means the date on which the plant has successfully passed all performance and operational tests required by Buyer's customer for commercial operation. In all other cases the warranty shall apply for twenty-four (24) months from delivery of the goods or performance of the services, or such longer period of time as customarily provided by Seller, plus delays such as those due to non-conforming goods and services. The warranty shall run to Buyer, its successors, assigns and the users of goods and services covered by this Order. If any of the goods and/or services are found to be defective or otherwise not in conformity with the warranties in this Section during the warranty period, then, Buyer, in addition to any other rights, remedies and choices it may have by law, contract or at equity, and in addition to seeking recovery of any and all damages and costs emanating therefrom, at its option and sole

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

discretion and at Seller's expense may: a) require Seller to inspect, remove, reinstall, ship and repair or replace/re-perform nonconforming goods and/or services with goods and/or services that conform to all requirements of this Order; b) take such actions as may be required to cure all defects and/or bring the goods and/or services into conformity with all requirements of this Order, in which event all related costs and expenses (including, but not limited to, material, labor and handling and any required re-performance of value added machining or other service) and other reasonable charges shall be for Seller's account; and/or c) reject and return all or any portion of such goods and/or services. Any repaired or replaced part or re-performed services shall carry warranties on the same terms as set forth above, with the warranty period being the later of the original unexpired warranty or twenty-four (24) months after repair or replacement.
10. SUSPENSION. Buyer may at any time, by notice to Seller, suspend performance of the work for such time as it deems appropriate. Upon receiving notice of suspension, Seller shall promptly suspend work to the extent specified, properly caring for and protecting all work in progress and materials, supplies and equipment Seller has on hand for performance. Upon Buyer's request, Seller shall promptly deliver to Buyer copies of outstanding purchase orders and subcontracts for materials, equipment and/or services for the work, and shall take such action relative to such purchase orders and subcontracts as Buyer may direct. Buyer may at any time withdraw the suspension as to all or part of the suspended work by written notice specifying the effective date and scope of withdrawal. Seller shall resume diligent performance on the specified effective date of withdrawal. All claims for increase or decrease in the cost of or the time required for the performance of any work caused by suspension shall be pursued pursuant to, and consistent with, Section 6 "Changes".
11.  TERMINATION.
11.1 Termination for Convenience. Buyer may terminate all or any part of this Order at any time by written notice to Seller. Upon termination (other than due to Seller's insolvency or default including failure to comply with this Order), Buyer and Seller shall negotiate reasonable termination costs consistent with costs allowable under Section 6 and identified by Seller within thirty (30) days of Buyer's termination notice to Seller, unless the parties have agreed to a termination schedule in writing.
11.2 Termination for Default. Except for delay due to causes beyond the control and without the fault or negligence of Seller and all of its suppliers (lasting not more than 60 days), Buyer, without liability, may by written notice of default, terminate the whole or any part of this Order if Seller: a) fails to perform within the time specified or any written extension granted by Buyer; b) fails to make progress which, in Buyer's reasonable judgment, endangers performance of this Order in accordance with its terms; or c) fails to comply with any of the terms of this Order. Such termination shall become effective if Seller does not cure such failure within ten (10) days of receiving notice of default. Upon termination, Buyer may procure at Seller's expense and upon terms it deems appropriate, goods or services similar to those so terminated. Seller shall continue performance of this Order to the extent not terminated and shall be liable to Buyer for any excess costs for such similar goods or services. As an alternate remedy and in lieu of termination for default, Buyer, at its sole discretion, may elect to extend the delivery schedule and/or waive other deficiencies in Seller's performance, making Seller liable for any costs, expenses or damages arising from any failure of Seller's performance. If Seller for any reason anticipates difficulty in complying with the required delivery date, or in meeting any of the other requirements of this Order, Seller shall promptly notify Buyer in writing. If Seller does not comply with Buyer's delivery schedule, Buyer may require delivery by fastest method and charges resulting from the premium transportation must be fully prepaid by Seller. Buyer's rights and remedies in this clause are in addition to any other rights and remedies provided by law or under this Order.
11.3 Termination for Insolvency/Prolonged Delay. If Seller ceases to conduct its operations in the normal course of business or fails to meet its obligations as they mature or if any proceeding under the bankruptcy or insolvency laws is brought against Seller, a receiver for Seller is appointed or applied for, an assignment for the benefit of creditors is made or an excused delay (or the aggregate time of multiple excused delays) lasts more than 60 days, Buyer may immediately terminate this Order without liability, except for goods or services completed, delivered and accepted within a reasonable period after termination (which will be paid for at the Order price).
11.4 Obligations on Termination. Upon expiration or after receipt of a notice of termination for any reason, Seller shall immediately: (1) stop work as directed in the notice; (2) place no further subcontracts or purchase orders for materials, services or facilities hereunder, except as necessary to complete the continued portion of this Order; and (3) terminate all subcontracts to the extent they relate to work terminated. After termination, Seller shall deliver to Buyer all completed work and work in process, including all designs, drawings, specifications, other documentation and material required or produced in connection with such work and all of Buyer's Confidential Information as set forth in Section 16.
12.  INDEMNITY AND INSURANCE.
12.1 Indemnity. Seller shall defend, indemnify, release and hold harmless Buyer, its directors, officers, employees, agents representatives, successors and assigns, whether acting in the course of their employment or otherwise, against any and all suits, actions, or proceedings, at law or in equity, and from any and all claims, demands, losses, judgments, fines, penalties, damages, costs, expenses, or liabilities (including without limitation claims for personal injury or property or environmental damage, claims or damages payable to customers of Buyer, and breaches of Sections 15 and/or 16 below) arising from any act or omission of Seller, its agents, employees, or subcontractors, except to the extent attributable to the sole and direct gross negligence of Buyer. Seller further agrees to indemnify Buyer for any attorneys' fees or other costs that Company incurs in the event that Company has to file a lawsuit to enforce any indemnity or additional insured provision of this Order.
12.2 Insurance. Seller shall maintain the following insurance: (i) Comprehensive General Liability in the minimum amount of $3,000,000 combined single limit per occurrence with coverage for bodily injury/property damage, including coverage for contractual liability insuring the liabilities assumed in this Order, products liability, contractors protective liability, where applicable, collapse or structural injury and/or damage to underground utilities, where applicable, and coverage for damage to property in Seller's care, custody and control; (ii) Business Automobile Liability Insurance covering Comprehensive Automobile Liability covering bodily injury/property damage and all owned, hired and non-owned automotive equipment used in the performance of the Order in the amount of $2,000,000 combined single limit each occurrence; (ii) Employers' Liability in the amount of $1,000,000 each occurrence; (iv) Property Insurance covering the full value of all goods and services owned, rented or leased by Seller in connection with this Order; and (v) appropriate Workers' Compensation Insurance protecting Seller from all claims under any applicable Workers' Compensation and Occupational Disease Act. Coverage similar to Workers' Compensation and Employers' Liability shall be obtained for each local employee outside the United States where work in connection with this Order is performed. Buyer shall be named as additional insured under Seller's Comprehensive General Liability policy for any and all purposes arising out of or connected to this Order. Upon request, Seller shall furnish Buyer an endorsement showing that Buyer has been named an additional insured and a certificate of insurance completed by its insurance carrier(s) certifying that insurance coverages are in effect and will not be canceled or materially changed except ten (10) days after Buyer's written approval. Seller hereby waives subrogation. All insurance specified in this section shall contain a waiver of subrogation in favor of Buyer, its Affiliates and their respective employees for all losses and damages covered by the insurances required in this section, including coverage for damage to Buyer's property in Seller's care, custody or control.
13. ASSIGNMENT AND SUBCONTRACTING. Seller may not assign (including by change of ownership or control, by operation of law or otherwise) this Order or any interest herein including payment, without Buyer's prior written consent. Seller shall not subcontract or delegate performance of all or any substantial part of the work called for under this Order without Buyer's prior written consent. Should Buyer grant consent to Seller's assignment or subcontract, such assignee or subcontractor shall be bound by the terms and conditions of this Order. Further, Seller shall advise Buyer of any subcontractor or supplier to Seller:
a) that will have at its facility any parts or components with Buyer's or any of its Affiliates or subsidiaries' name, logo or trademark (or that will be responsible to affix the same); and/or b) 50% percent or more of whose output from a specific location is purchased directly or indirectly by Buyer. In addition, Seller will obtain for Buyer, unless advised to the contrary in writing, written acknowledgement by such assignee, subcontractor and/or supplier to Seller of its commitment to act in a manner consistent with Buyer's integrity policies, and to submit to, from time to time, on-site inspections or audits by Buyer or Buyer's third party designee as requested by Buyer. Buyer may assign this Order to any Affiliate upon notice to Seller. If Seller subcontracts any part of the work under this Order outside of the final destination country where the goods purchased hereunder will be shipped, Seller shall be responsible for complying with all customs requirements related to such sub-contracts, unless otherwise set forth in this Order.
14. PROPER BUSINESS PRACTICES. Seller shall act in a manner consistent with Buyer's integrity policies, a copy of which has been provided to Seller, all laws concerning improper or illegal payments and gifts or gratuities and agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business in connection with this Order. Further, in the execution of its obligations under this Order, Seller shall take the necessary precautions to prevent any injury to persons or to property.
15.  COMPLIANCE WITH LAWS.
15.1 General. Seller represents, warrants, certifies and covenants that it will comply with all laws applicable to the goods, services and/or the activities contemplated or provided under this Order, including, but not limited to, any national, international, federal, state, provincial or local law, treaty, convention, protocol, common law, regulation, directive or ordinance and all lawful orders, including judicial orders, rules and regulations issued thereunder, including without limitation those dealing with the environment, health and safety, records retention, personal data protection and the transportation or storage of hazardous materials. As used in this Order, the term "hazardous materials" shall mean any substance or material defined as a hazardous material, hazardous substance, toxic substance, pesticide or dangerous good under 49 CFR 171.8 or any other substance regulated on the basis of potential impact to safety, health or the environment pursuant to an applicable requirement of any entity with jurisdiction over the activities, goods or services, which are subject to this Order. Seller shall also comply with good industry practices, including the exercise of that degree of skill, diligence, prudence and foresight which can reasonably be expected from a competent Seller who is engaged in the same type of service or manufacture under similar circumstances in a manner consistent with all applicable requirements and with all applicable generally recognized international standards. No goods or services supplied under this Order have been or will be produced: (i) utilizing forced, indentured or convict labor; (ii) utilizing the labor of persons in violation of the minimum working age law in the country of manufacture of the goods or any country in which services are provided under this Order; or (iii) in violation of minimum wage, hour of service, or overtime laws in the country of manufacture or any country in which services are provided under this order. If forced or prison labor, or labor below applicable minimum working age, is determined to have been used in connection with this Order, Buyer shall have the right to immediately terminate the Order without further compensation. Seller further represents that the goods were or will be produced in compliance with the Fair Labor Standards Act of 1938, as amended, including Section 12(a). Seller agrees to cooperate fully with Buyer's audit and/or inspection efforts intended to verify Seller's compliance with Sections 14 or 15 of this Order. Seller further agrees at Buyer's request to provide certificates relating to any applicable legal requirements or to update any and all of the certifications, representations and warranties under this Order in form and substance satisfactory to Buyer. Buyer shall have the right to audit all pertinent records of Seller, and to make reasonable inspections of Seller facilities, to verify compliance with this section.
15.2 EHS/MBE/WBE. Seller represents, warrants, certifies and covenants that it will take appropriate actions necessary to protect health, safety and the environment, including, without limitation, in the workplace and during transport and has established an effective program to ensure any suppliers it uses under this Order will be in conformance with section 15 of this Order. In addition, Seller shall comply with any provisions, certifications (including updates), representations, agreements or contract clauses required to be included or incorporated by reference or operation of law in this Order dealing with applicable provisions of the following laws and related regulations: i) Equal Opportunity (Executive Order 11246 as amended by Executive Orders 113575 and 10286); ii) Employment of Veterans (Executive Order 11701); iii) Employment of the Handicapped (Executive Order 11758 as amended by Executive Order 11867);
iv) Employment Discrimination Because of Age (Executive Order 11141); v) Utilization of Disadvantaged and Minority Business Enterprises (Executive Order 11625, Public Law 95-507); vi) Occupational Safety and Health Act (OSHA), including without limitation those regulations, such as, 29 CFR 1910.1200, concerning Material Safety Data Sheets (OSHA Form 20) and mandated labeling information; vii) related U.S. Environmental Protection Agency (EPA) regulations, including those pertaining to the commercial introduction of chemicals and chemical products; viii) if any goods or materials sold or otherwise transferred to Buyer hereunder contain hazardous materials, similar labeling and other information provision requirements in any other jurisdiction to or through which Buyer informs Seller the goods will likely be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur; and ix) Section 211 of the Energy Reorganization Act, 10 CFR 50.7 (Employee Protection) and 29 CFR 24.2 (Obligations and Prohibited Acts), prohibiting discrimination against employees for engaging in "protected activities", which include reporting of nuclear safety or quality concerns, and Seller shall immediately inform Buyer of any alleged violations, notice of filing of a complaint or investigation related to any such allegation or complaint. Seller shall also comply with U.S. Department of Transportation regulations governing the packaging, marking, shipping and documentation of hazardous materials, including hazardous materials specified pursuant to 49 CFR, the International Maritime Organization (IMO) and the International Air Transport Association
(IATA). Seller certifies that it is in compliance with the requirements for non-segregated facilities set in 41 CFR Chapter 60-1.8. Seller agrees to provide small business as well as minority and/or women-owned business utilization and demographic data upon request. Seller represents, warrants, certifies and covenants that each chemical substance constituting or contained in goods sold or otherwise transferred to Buyer is listed on: (i) on the list of chemical substances compiled and published by the Administrator of the EPA pursuant to the U.S. Toxic Substances Control Act ("TSCA") (15 U.S.C. 2601 et seq), otherwise know as the TSCA Inventory, or exempted from such list under 40 CFR
720.30 - 38; (ii) the Federal Hazardous Substances Act (P.L. 92-516) as amended;
(iii) the European Inventory of Existing Commercial Chemical Substances (EINECS) as amended; (iv) the European List of Notified Chemical Substances (ELINCS) and lawful standards and regulations thereunder; or (v) any equivalent or similar lists in any other jurisdiction to or through which Buyer informs Seller the goods will likely be shipped, or to or through which Seller otherwise has knowledge that shipment will likely occur. Goods sold or transferred to Buyer will not include: (i) any of the following chemicals: arsenic, asbestos, benzene, beryllium, carbon tetrachloride, cyanide, lead or lead compounds, cadmium or cadmium compounds, hexavalent chromium, mercury or mercury compounds, trichloroethylene, tetrachloroethylene, methyl chloroform, polychlorinated biphenyls (PCB), polybrominated biphenyls (PBB), polybrominated diphenyl ethers
(PBDE); (ii) any chemical or hazardous material otherwise prohibited pursuant to
Section 6 of TSCA; (iii) any chemical or hazardous material otherwise restricted pursuant to EU Directive 2002/95/EC (27 January 2003) (the "ROHS Directive");
(iv) designated ozone depleting chemicals as restricted under the Montreal Protocol (including, without limitation, 1,1,1 trichloroethane, carbon tetrachloride, Halon-1211, 1301, and 2402, and chlorofluorocarbons (CFCs) 11-13, 111-115, 211-217), unless Buyer agrees in writing and Seller identifies an applicable exception from any relevant legal restriction on the inclusion of such chemicals in the goods sold or transferred to Buyer; (v) any other chemical or hazardous material the use of which is restricted in any other jurisdiction to or through which Buyer informs Seller the goods are likely to be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur, unless Buyer expressly agrees in writing and Seller identifies an applicable exception from any relevant legal restriction on the inclusion of such chemicals or hazardous materials in the goods sold or transferred to Buyer. Seller represents, warrants, certifies and covenants that, except as specifically listed on the face of this Order or in an applicable addendum, none of the goods supplied under this Order are electrical or electronic equipment under EU Directive 2002/96/EC (27 January 2003) (the "WEEE Directive"), as amended, or any other electrical or electronic equipment take-back requirement of a jurisdiction in which Buyer informs Seller the goods are likely to be sold or in which Seller otherwise has knowledge that sale will likely occur. For any goods


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

specifically listed on the face of this Order or in such addendum as electrical or electronic equipment that are covered by the WEEE Directive, as amended, or other applicable electrical or electronic equipment take-back requirement and purchased by Buyer hereunder, Seller agrees to: (i) assume responsibility for taking back such goods in the future upon the request of Buyer and treating or otherwise managing them in accordance with the requirements of the WEEE Directive and applicable national implementing legislation or other applicable electrical or electronic equipment take-back requirements; and (ii) take back as of the date of this Order any used goods currently owned by Buyer of the same class of such goods purchased by Buyer hereunder up to the number of new units being purchased by Buyer or to arrange with a third-party to do so in accordance with all applicable requirements. Seller will not charge Buyer any additional amounts, and no additional payments will be due from Buyer for Seller's agreement to undertake these responsibilities.
15.3 Anti-Dumping. Seller represents, warrants, certifies and covenants that all sales made hereunder are made in circumstances that will not give rise to the imposition of new anti-dumping or countervailing duties under United States law (19 U.S.C. Sec. 1671 et seq.), European Union (Council Regulation (EC) No. 384/96 of December 22, 1995, Commission Decision No. 2277/96/ECSC of November 28, 1996), similar laws in such jurisdictions or the law of any other country to which the goods may be exported. To the full extent permitted by law, Seller will indemnify, defend and hold Buyer harmless from and against any costs or expenses (including any countervailing duties which may be imposed and, to the extent permitted by law, any preliminary dumping duties that may be imposed) arising out of or in connection with any breach of this warranty. In the event that countervailing or anti-dumping duties are imposed that cannot be readily recovered from Seller, Buyer may terminate this Order with no further liability of any nature whatsoever to Seller hereunder. In the event that any jurisdiction imposes punitive or other additional tariffs on goods subject to this agreement in connection with a trade dispute or as a remedy in an "escape clause" action or for any other reason, Buyer may, at its option, treat such increase in duties as a condition of force majeure.
15.4 Importer of Record and Drawback. If goods are to be delivered DDP (INCOTERMS 2000) to the destination country, Seller agrees that Buyer will not be a party to the importation of the goods, that the transaction(s) represented by this Order will be consummated after importation and that Seller will neither cause nor permit Buyer's name to be shown as "importer of record" on any customs declaration. Seller also confirms that it has Non-Resident importation rights, if necessary, into the destination country with knowledge of the necessary import laws. If Seller is the importer of record into the United States for any goods, including any component parts thereof, associated with this Order, Seller shall provide Buyer required documentation for Duty Drawback purposes which includes, but is not limited to, Customs Form 7552 entitled "Certificate of Delivery" properly executed as well as Customs Form 7501 "Entry Summary" and a copy of Seller's Invoice.
15.5 U.S. Export Controls. This Order and all items furnished by Buyer to Seller in connection herewith shall at all times be subject to the export control laws and regulations of the U.S. including, but not limited to, 10 CFR Part 810 and U.S. Export Administration Regulations. Seller agrees and gives assurance that no items, equipment, materials, services, technical data, technology, software or other technical information or assistance furnished by Buyer, or any good or product resulting therefrom, shall be exported or re-exported by Seller or its authorized transferees, if any, directly or indirectly, except to the consignee(s), if any, specified on this Order, unless in accordance with applicable U.S. export laws and regulations. The aforesaid obligations shall survive any satisfaction, expiration, termination or discharge of any other contract obligations.
16. CONFIDENTIAL OR PROPRIETARY INFORMATION AND PUBLICITY. Seller shall keep confidential any technical, process, proprietary or economic information derived from drawings, 3D or other models, specifications and any other data and/or information furnished by Buyer in connection with this Order (the "Confidential Information") and shall not divulge, directly or indirectly, the Confidential Information for the benefit of any other party without Buyer's prior written consent. Confidential Information shall also include any notes, summaries, reports, analyses or other material derived by Seller in whole or in part from the Confidential Information in whatever form maintained (collectively, "Notes"). Except as required for the efficient performance of this Order, Seller shall not use or permit copies to be made of the Confidential Information without Buyer's prior written consent. If any such reproduction is made with prior written consent, notice referring to the foregoing requirements shall be provided thereon. The restrictions in this Section regarding the Confidential Information shall be inoperative as to particular portions of the Confidential Information disclosed by Buyer to Seller if such information: (i) is or becomes generally available to the public other than as a result of disclosure by Seller; (ii) was available on a non-confidential basis prior to its disclosure to Seller; (iii) is or becomes available to Seller on a non-confidential basis from a source other than Buyer when such source is not, to the best of Seller's knowledge, subject to a confidentiality obligation with Buyer, or (iv) was independently developed by Seller, without reference to the Confidential Information, and Seller can verify the development of such information by written documentation. Upon completion or termination of this Order, Seller shall promptly return to Buyer all Confidential Information, including any copies thereof, and shall destroy (with such destruction certified in writing by Seller) all Notes and any copies thereof. Any knowledge or information, which Seller shall have disclosed or may hereafter disclose to Buyer, and which in any way relates to the goods or services purchased under this Order (except to the extent deemed to be Buyer's Property as set forth in Section 4, above), shall not, unless otherwise specifically agreed to in writing by Buyer, be deemed to be confidential or proprietary, and shall be acquired by Buyer free from any restrictions (other than a claim for infringement), as part of the consideration for this Order and, notwithstanding any copyright or other notice thereon, Buyer shall have the right to use, copy, modify and disclose the same as it sees fit. Seller shall not make any announcement, take or release any photographs (except for its internal operation purposes for the manufacture and assembly of the goods), or release any information concerning this Order or any part thereof or with respect to its business relationship with Buyer, to any third party, member of the public, press, business entity, or any official body except as required by applicable law, rule, injunction or administrative order without Buyer's prior written consent.
17. INTELLECTUAL PROPERTY INDEMNIFICATION. Seller shall indemnify, defend and hold Buyer harmless from all costs and expenses related to any suit, claim or proceeding brought against Buyer or its customers based on a claim that any article or apparatus, or any part thereof constituting goods or services furnished under this Order, as well as any device or process necessarily resulting from the use thereof, constitutes an infringement of any patent, copyright, trademark, trade secret or other intellectual property right of any third party. Buyer shall notify Seller promptly and give Seller authority, information, and assistance (at Seller's expense) for the defense of same, and Seller shall pay all damages and costs awarded therein. If use of said article, apparatus, part, device or process is enjoined, Seller shall, at its own expense and at its option, either procure for Buyer the right to continue using said article or apparatus, part, process or device, or replace same with a non-infringing equivalent.
18.  SUPPLIER SECURITY AND CRISIS MANAGEMENT POLICY AND C-TPAT REQUIREMENTS.
18.1 Security and Crisis Management Policy. Seller shall have and comply with a company security and crisis management policy, which shall be revised and maintained proactively and as may be requested by Buyer in anticipation of security and crisis risks relevant to the Seller's business ("Security and Crisis Management Policy"). The Security and Crisis Management policy shall identify and require Seller's management and employees to take appropriate measures necessary to do the following:
(a) provide for the physical security of the people working on Seller's premises and others working for or on behalf of Seller;
(b) provide for the physical security of Seller's facilities and physical assets related to the performance of the work, including, in particular, the protection of Seller's mission critical equipment and assets;
(c) protect software related to the performance of work from loss, misappropriation, corruption and/or other damage;
(d) protect Buyer's and Seller's drawings, technical data and other proprietary information related to the performance of work from loss, misappropriation, corruption and/or other damage;
(e) provide for the prompt recovery, including through preparation, adoption and maintenance of a disaster recovery plan, of facilities, physical assets, software, drawings, technical data, other intellectual property and/or the Seller's business operations in the event of a security breach, incident, crisis or other disruption in Seller's ability to use the necessary facilities, physical assets, software, drawings, technical data or other intellectual property and/or to continue its operations; and
(f) ensure the physical integrity and security of all shipments against the unauthorized introduction of harmful or dangerous materials. Buyer reserves the right to inspect Seller's Security and Crisis Management Policy and to conduct on-site audits of Seller's facility and practices to determine whether such policy and Seller's implementation of such policy are reasonably sufficient to protect Buyer's interests. If Buyer reasonably determines that Seller's Security and Crisis Management Policy and/or such policy implementation is/are insufficient to protect Buyer's property and interests, Buyer may give Seller notice of such determination. Upon receiving such notice, Seller shall have forty-five (45) days thereafter to make such policy changes and take the implementation actions reasonably requested by Buyer. Seller's failure to take such actions shall give Buyer the right to terminate this Order immediately without further compensation to Seller.
18.2 C-TPAT Compliance. The Customs-Trade Partnership Against Terrorism ("C-TPAT") program of the United States Customs and Border Protection is designed to improve the security of shipments to the United States. This section applies only to Sellers with non-U.S. locations that are involved in the manufacture, warehousing or shipment of goods to Buyer or to a customer or supplier of Buyer located in the United States. Seller agrees that it will review the C-TPAT requirements for foreign manufacturers and that it will maintain a written plan for security procedures in accordance with the recommendations of U.S. Customs and Border Protection as outlined athttp://www.customs.gov/xp/cgov/import/commercial_enforcement/ctpat/criteria_ importers/ctpat_importer_criteria.xml ("Security Plan"). The Security Plan shall address security criteria such as: container security and inspection, physical access controls, personnel security, procedural security, security training and threat awareness and information technology security. Note: The C-TPAT recommendations are similar to the Security and Crisis Management Policy requirements in Section 18.1 above, and Seller's Security and Crisis Management Policy may meet the recommendations of C-TPAT. Upon request of Buyer, Seller shall:
(a) certify to Buyer in writing that it has read the C-TPAT security criteria, maintains a written Security Plan consistent with the C-TPAT security criteria and has implemented appropriate procedures pursuant to


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

such plan;
(b) identify an individual contact responsible for Seller's facility, personnel and shipment security measures and provide such individual's name, title, address, email address and telephone and fax numbers; and
(c) inform Buyer of its C-TPAT membership status. Where Seller does not exercise control of manufacturing or transportation of goods destined for delivery to Buyer or its customers in the U.S., Seller agrees to communicate the C-TPAT recommendations to its suppliers and transportation providers and to use commercially reasonable efforts to ensure that such suppliers and transportation providers implement such recommendations. Further, upon advance notice by Buyer to Seller and during Seller's normal business hours, Seller shall make its facility available for inspection by Buyer's representative for the purpose of reviewing Seller's compliance with the C-TPAT security recommendations and with Seller's Security Plan. Each party shall bear its own costs in relation to such inspection and review. All other costs associated with development and implementation of Seller's Security Plan and C-TPAT compliance shall be borne by the Seller.
19. PACKING, PRESERVATION AND MARKING. Packing, preservation and marking will be in accordance with the specification drawing or as specified on the Order, or if not specified, the best commercially accepted practice will be used, and at a minimum consistent with applicable law. In addition, Seller shall include the following information on each shipment under this Order: Buyer's Order number, case number, routing center number (if provided by Buyer's routing center), country of manufacture, destination shipping address, commodity description, gross/net weight in kilograms and pounds, dimensions in centimeters and inches, center of gravity for items greater than one (1) ton and precautionary marks (e.g., fragile, glass, air ride only, do not stack, etc.), loading hook/lifting points and chain/securing locations where applicable to avoid damage and improper handling. Seller shall place all markings in a conspicuous location as legibly, indelibly and permanently as the nature of the article or container will permit. All goods shall be packed in an appropriate manner, giving due consideration to the nature of the goods, with packaging suitable to protect the goods during transport from damage and otherwise to guarantee the integrity of the goods to destination. Goods that cannot be packed due to size or weight shall be loaded into suitable containers, pallets or crossbars thick enough to allow safe lifting and unloading. Vehicles that reach their destination and present unloading difficulties will be sent back to their point of departure.
20. GOVERNING LAW. This Order shall in all respects be governed by and interpreted in accordance with the substantive law of the State of New York, U.S.A., excluding its conflicts of law provisions. The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.
21.  DISPUTE RESOLUTION.
21.1 If Seller is a permanent resident of the U.S., or a corporation or partnership existing under the laws of the U.S., Buyer and Seller shall attempt amicably to resolve any controversy, dispute or difference arising out of this Order, failing which either party may initiate litigation. Litigation may be brought only in the U.S. District Court for the Southern District of New York or, if such court lacks subject matter jurisdiction, in the Supreme Court of the State of New York in and for New York County. The parties submit to the jurisdiction of said courts and waive any defense of forum non conveniens.
21.2 If Seller is a permanent resident of a country other than the U.S., or is a corporation or partnership existing under the laws of any country other than the U.S., the parties agree to attempt to submit any controversy, dispute or difference arising out of this Order to settlement proceedings under the Alternative Dispute Resolution Rules (the "ADR Rules") of the International Chamber of Commerce ("ICC"). If the dispute has not been settled pursuant to the ADR Rules within forty-five (45) days following the filing of a request for ADR or within such other period as the parties may agree in writing, such dispute shall be finally settled under the Rules of Arbitration of the ICC (the "ICC Rules") by one or more arbitrators appointed in accordance with such ICC Rules. The place for arbitration shall be New York City, New York, U.S.A. and proceedings shall be conducted in the English language, unless otherwise stated in this Order. The award shall be final and binding on both Buyer and Seller, and the parties hereby waive the right of appeal to any court for amendment or modification of the arbitrators' award.
22.  COMPLIANCE WITH DATE PROCESSING REQUIREMENTS.
22.1 Seller represents and warrants that all goods and/or services and any enhancements, upgrades, customizations, modifications, maintenance and the like (the "goods/services") shall at delivery and all times thereafter, and in all subsequent updates or revisions of any kind, accurately process, provide and/or receive date data, including without limitation, calculating, comparing, sequencing and performance of leap year calculations. In particular, Seller represents and warrants that: a) no value for current date will cause any error, interruption or decreased functionality or performance of such goods/services; and b) all manipulations of date-related data by or through such goods/services (including calculating, comparing, sequencing, processing and outputting) will produce correct results, without human intervention, for all valid dates, including when goods/services are used in combination with other products. As used in this paragraph, the words "date" and "dates" shall be deemed to include "time".
22.2 If at any time the goods and/or services are found by Buyer or its customers to fail the foregoing warranty, then, in addition to any other available remedies, Seller shall at Buyer's option repair or replace any non-conforming goods/services, including, without limitation, installation of corrective changes or repairs, all at no cost to Buyer. Seller shall not require Buyer to make any changes to the goods/services (except for installation


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

of corrective changes provided), shall not require or cause to be made any changes to Buyer's data, unless Buyer in its sole discretion approves such changes and shall not require or cause to be made any changes to any other good, product or service used by Buyer.
23. WAIVER. No claim or right arising out of a breach of this Order can be discharged in whole or in part by a waiver or renunciation unless supported by consideration and made in writing signed by the aggrieved party. Either party's failure to enforce any provisions hereof shall not be construed a waiver of a party's right thereafter to enforce each and every such provision.\
24. ELECTRONIC COMMERCE. Seller agrees to participate in all of Buyer's current and future electronic commerce applications and initiatives upon Buyer's request. For contract formation, administration, changes and all other purposes, each electronic message sent between the parties within such applications or initiatives will be deemed: a) "written" and a "writing"; b) "signed" (in the manner below); and c) an original business record when printed from electronic files or records established and maintained in the normal course of business. The parties expressly waive any right to object to the validity, effectiveness or enforceability of any such electronic message on the ground that a "statute of frauds" or any other law requires written, signed agreements. Between the parties, any such electronic documents may be introduced as evidence in any proceedings as business records originated and maintained in paper form. Neither party shall object to the admission of any such electronic document under either the best evidence rule or the business records exception to the hearsay rule. By placing a name or other identifier on any such electronic message, the party doing so intends to sign the message with his/her signature attributed to the message content. The effect of each such message will be determined by the electronic message content and by New York law, excluding any such law requiring signed agreements or otherwise in conflict with this paragraph.
25.  PERSONAL DATA PROTECTION.
25.1 "Personal Data" includes any information relating to an identified or identifiable natural person; "Buyer Personal Data" includes any Personal Data obtained by Seller from Buyer; and "Processing" includes any operation or set of operations performed upon Personal Data, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
25.2 Seller, including its officers, directors, employees and/or agents, shall view and Process Buyer Personal Data only on a need-to-know basis and only to the extent necessary to perform this Order or to carry out Buyer's further written instructions.
25.3 Seller shall use reasonable technical and organizational measures to ensure the security and confidentiality of Buyer Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss. Seller shall immediately inform Buyer of any Security Breach involving Buyer Personal Data, where "Security Breach" means any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of the data, including but not limited to any unauthorized access or use. Seller shall also provide Buyer with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person and any other information Buyer may request concerning such affected persons and the details of the breach, as soon as such information can be collected or otherwise becomes available. Seller agrees to take action immediately, at its own expense, to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach and to carry out any recovery necessary to remedy the impact. Buyer must first approve the content of any filings, communications, notices, press releases or reports related to any Security Breach ("Notices") prior to any publication or communication thereof to any third party. Seller also agrees to bear any cost or loss Buyer may incur as a result of the Security Breach, including without limitation, the cost of Notices.
25.4 Upon termination of this Order, for whatever reason, Seller shall stop the Processing of Buyer Personal Data, unless instructed otherwise by Buyer, and these undertakings shall remain in force until such time as Seller no longer possesses Buyer Personal Data.
25.5 Seller understands and agrees that Buyer may require Seller to provide certain Personal Data ("Seller Personal Data") such as the name, address, telephone number and e-mail address of Seller's representatives in transactions and that Buyer and its Affiliates and its or their contractors may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Order, including but not limited to supplier and payment administration. Seller agrees that it will comply with all legal requirements associated with transferring any Seller Personal Data to Buyer. Buyer will be the Controller of this data for legal purposes and agrees not to share Seller Personal Data beyond Buyer, its Affiliates and its or their contractors, and to use reasonable technical and organizational measures to ensure that Seller Personal Data is processed in conformity with applicable data protection laws. "Controller" shall mean the legal entity which alone or jointly with others determines the purposes and means of the processing of Personal Data. By written notice to Buyer, Seller may obtain a copy of the Seller Personal Data and submit updates and corrections to it.
26. ENTIRE AGREEMENT. This Order, with documents as are expressly incorporated by reference, is intended as a complete, exclusive and final expression of the parties' agreement with respect to the subject matter herein and supercedes any prior or contemporaneous agreements, whether written or oral, between the parties. This


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

Order may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. Facsimile signatures on such counterparts are deemed originals. No course of prior dealings and no usage of the trade shall be relevant to determine the meaning of this Order even thought the accepting or acquiescing party has knowledge of the performance and opportunity for objection. The term "including" shall mean and be construed as "including, but not limited to", unless expressly stated to the contrary. The invalidity, in whole or in part, of any of the foregoing articles or paragraphs of this Order shall not affect the remainder of such article or paragraphs or any other article or paragraphs of this Order, which shall continue in full force and effect. All provisions or obligations contained in this Order, which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of an Order will survive and remain binding upon and for the benefit of the parties, their successors (including without limitation successors by merger) and permitted assigns including, without limitation, Sections 4, 5, 8, 9,12, 15, 16, 17, 22 and 25.


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

                                   APPENDIX 4
      GE Energy Integrity Guide for Suppliers, Contractors and Consultants


A Message from GE Energy
General Electric Company and its GE Energy business ("GE") are committed to unyielding Integrity and high standards of business conduct in everything we do, especially in our dealings with GE suppliers, contractors and consultants (collectively "suppliers"). For well over a century, GE people have created an asset of incalculable value - the company's worldwide reputation for integrity and high standards of business conduct. That reputation, built by so many people over so many years, rides on each business transaction we make.

GE bases supplier relationships on lawful, efficient and fair practices, and expects its suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, their local environments, and GE. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our suppliers' products and services affects the quality of our own products and services.

To help GE suppliers understand the GE commitment to unyielding Integrity and the standards of business conduct that all GE suppliers must meet, GE has prepared this GE Energy Integrity Guide for Suppliers, Contractors and Consultants. The Guide is divided into four sections:

o  GE Code of Conduct
o  GE Compliance Obligations
o  Responsibilities of GE Suppliers
o  How to Raise an Integrity Concern

Suppliers should carefully review this Guide, including but not limited to the section, Responsibilities of GE Suppliers. Suppliers are responsible for ensuring that they and their employees, representatives and sub-suppliers comply with the standards of conduct required of GE suppliers. Please contact the GE manager you work with or any GE Compliance Resource if you have any questions about this Guide or the standards of business conduct that all GE suppliers must meet.

John G. Rice, President & CEO, GE Energy
Stephen B. Bransfield, Vice President, Global Supply Chain Management Sam Aquillano, General Manager, Global Sourcing

GE Code of Conduct
GE's commitment to total, unyielding Integrity is set forth in the Company's Compliance Handbook, Integrity: The Spirit and The Letter of Our Commitment ("Spirit & Letter"). The policies set forth in the Spirit & Letter govern the conduct of all GE employees and are supplemented by compliance procedures and guidelines adopted by GE components. All GE employees must not only comply with the "letter" of the Company's compliance policies, but also with their "spirit."

The "spirit" of GE's Integrity commitment is set forth in the GE Code of Conduct, which each GE employee has made a personal commitment to follow:

o Obey the applicable laws and regulations governing our business conduct worldwide.
o Be honest, fair and trustworthy in all of your GE activities and relationships.
o Avoid all conflicts of interest between work and personal affairs.
o Foster an atmosphere in which fair employment practices extend to every member of the diverse GE community.
o Strive to create a safe workplace and to protect the environment.
o Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplified by all employees.

No matter how high the stakes, no matter how great the "stretch", GE will do business only by lawful and ethical means. When working with customers and suppliers in every aspect of our business, we will not compromise our commitment to integrity.

GE Compliance Obligations
All GE employees are obligated to comply with the requirements -- the "letter"-- of the Company's compliance policies set forth in the Spirit & Letter. These policies implement the GE Code of Conduct and are supplemented by compliance procedures and guidelines adopted by GE components. A summary of some of the key compliance obligations of GE employees follows:

IMPROPER PAYMENTS


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

o Always adhere to the highest standards of honesty and integrity in all contacts on behalf of GE. Never offer bribes, kickbacks, illegal political contributions or other improper payments to any customer, government official or third party. Follow the laws of the United States and other countries relating to these matters.
o Do not give significant gifts or provide any extravagant entertainment to a customer or supplier without GE management approval. Make sure all business entertainment and gifts are lawful and disclosed to the other party's employer.
o Employ only reputable people and firms as GE representatives and understand and obey any requirements governing the use of third party representatives. INTERNATIONAL TRADE CONTROLS
o Understand and follow applicable international trade control and customs laws and regulations, including those relating to licensing, shipping and import documentation and reporting and record retention requirements.
o Never participate in boycotts or other restrictive trade practices prohibited or penalized under United States or applicable local laws.
o Make sure all transactions are screened in accordance with applicable export/import requirements; and that any apparent conflict between U.S. and applicable local law requirements, such as the laws blocking certain U.S. restrictions adopted by Canada, Mexico and the members of the European Union, is disclosed to GE counsel.
MONEY LAUNDERING PREVENTION
o Follow all applicable laws that prohibit money laundering and that require the reporting of cash or other suspicious transactions.
o Learn to identify warning signs that may indicate money laundering or other illegal activities or violations of GE policies. Raise any concerns to GE counsel and GE management.
PRIVACY
o Never acquire, use or disclose individual consumer information in ways that are inconsistent with GE privacy policies or with applicable privacy and data protection laws, regulations and treaties.
o Maintain secure business records of individual consumer information, including computer-based information.
SUPPLIER RELATIONSHIPS
o Only do business with suppliers who comply with local and other applicable legal requirements and any additional GE standards relating to labor, environment, health and safety, intellectual property rights and improper payments.
o Follow applicable laws and government regulations covering supplier relationships.
o Provide a competitive opportunity for suppliers to earn a share of GE's purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women.
WORKING WITH GOVERNMENTS
o Follow applicable laws and regulations associated with government contracts and transactions.
o Require any supplier providing goods or services for GE on a government project or contract to agree to comply with the intent of GE's Working with Governments policy.
o Be truthful and accurate when dealing with government officials and agencies. COMPLYING WITH COMPETITION LAWS
o Never propose or enter into any agreement with a GE competitor to fix prices, terms and conditions of sale, costs, profit margins, or other aspects of the competition for sales to third parties.
o Do not propose or enter into any agreements or understandings with GE customers restricting resale prices. o Never propose or enter into any agreements or understandings with suppliers which restrict the price or other terms at which GE may resell or lease any product or service to a third party. ENVIRONMENT, HEALTH & SAFETY
o Learn how to conduct your activities in compliance with all relevant environmental and worker health and safety laws and regulations and conduct your activities accordingly.
o Ensure that all new product designs or changes or services offerings are reviewed for compliance with GE guidelines.
o Use care in handling hazardous materials or operating processes or equipment that use hazardous materials to prevent unplanned releases into the workplace or the environment.
o Report to GE management all spills of hazardous materials; any concern that GE products are unsafe; and any potential violation of environmental, health or safety laws, regulations or company practices or requests to violate established EHS procedures.
FAIR EMPLOYMENT PRACTICES
o Extend equal opportunity, fair treatment and a harassment-free work environment to all employees, co-workers, consultants and other business associates without regard to their race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.
CONFLICTS OF INTEREST
o Financial, business, or other non-work related activities must be lawful and free of conflicts with one's responsibilities to GE.


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

o Report all personal or family relationships, including those of significant others, with current or prospective suppliers you select, manage or evaluate.
o Do not use GE equipment, information or other property (including office equipment, e-mail and computer applications) to conduct personal or non-GE business without prior permission from the appropriate GE manager. CONTROLLERSHIP
o Keep and report all GE records, including any time records, in an accurate, timely, complete, and confidential manner. Only release GE records to third parties when authorized by GE.
o Follow GE's General Accounting Procedures (GAP), as well as all generally accepted accounting principles, standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.
o Financial statements and reports prepared for or on behalf of GE (including any component) must fairly present the financial position, results of operations, and/or other financial data for the periods and/or the dates specified.
INSIDER TRADING OR DEALING & STOCK TIPPING
o Never buy, sell or suggest to someone else that they should buy or sell stock or other securities of any company (including GE) while you are aware of significant or material non-public information (inside information) about that company. Information is significant or material when it is likely that an ordinary investor would consider the information important in making an investment decision.
o Do not pass on or disclose inside information unless necessary for the conduct of GE business -- and never pass on or disclose such information if you suspect that the information will be used for an improper trading purpose.
INTELLECTUAL PROPERTY
o Identify and protect commercially significant GE intellectual property in ways consistent with the law.
o Consult with GE counsel in advance of soliciting, accepting or using proprietary information of outsiders, disclosing GE proprietary information to outsiders or permitting third parties to use GE intellectual property.
o Respect valid patents, copyrighted materials and other protected intellectual property of others; and consult with GE counsel for licenses or approvals to use such intellectual property.

Responsibilities of GE Suppliers
GE will only do business with suppliers that comply with applicable legal requirements. Suppliers that transact business with GE are expected to not only comply with their contractual obligations under any purchase order or agreement with GE, but also adhere to standards of business conduct consistent with those described in this section of the Guide. A supplier commitment to full compliance with these standards is the foundation of a mutually beneficial business relationship with GE.

GE requires and expects that each GE supplier shall comply with all applicable legal requirements. Unacceptable practices by a GE supplier include:
o Minimum Age. Employing workers younger than the required minimum age.
o Forced Labor. Using forced, prison or indentured labor, or workers subject to any form of compulsion or coercion.
o Environmental Compliance. Lack of commitment to observing applicable environmental laws and regulations. Actions that GE will consider evidence of a lack of commitment to observing applicable environmental laws and regulations include:
   -- Failing to maintain and enforce written and comprehensive environmental management programs which are subject to periodic audit.
   -- Failing to maintain and comply with all required environmental permits.
   -- Permitting any discharge to the environment in violation of law, issued/required permits, or that would otherwise have an adverse impact on the environment.
o Health & Safety. Failure to provide workers a workplace that meets applicable health and safety standards.
o Code of Conduct. Failure to maintain and enforce company policies requiring adherence to lawful business practices, including a prohibition against bribery of government officials.
o Business Practices and Dealings with GE. Offering or providing, directly or indirectly, anything of value, including cash, bribes or kickbacks, to any GE employee, representative or customer or government official in connection with any GE procurement, transaction or business dealing. Such prohibition includes the offering or providing of any consulting, employment or similar position by a supplier to any GE employee (or their family member or significant other) involved with a GE procurement. GE also requires that a GE supplier not offer or provide GE employees and representatives with any gifts, other than gifts of nominal value to commemorate or recognize a particular GE-supplier business transaction or activity. In particular, a GE supplier shall not offer, invite or permit GE employees and representatives to participate in any supplier or supplier-sponsored contest, game or promotion.
o Business Entertainment of GE Employees and Representatives. Failing to respect and comply with the


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

business entertainment (including travel and living) policies established by GE and governing GE employees and representatives. A GE supplier is expected to understand the business entertainment policies of the applicable GE component or operation before offering or providing any GE employee or representative any business entertainment. Business entertainment should never be offered to a GE employee and representative by a supplier under circumstances that create the appearance of an impropriety.
o Collusive Conduct and GE Procurements. Sharing or exchanging any price, cost or other competitive information or the undertaking of any other collusive conduct with any other third party supplier or bidder to GE with respect to any proposed, pending or current GE procurement.
o Intellectual & Other Property Rights. Failing to respect the intellectual and other property rights of others, especially GE. In that regard, a GE supplier shall:
   -- Only use GE information and property (including tools, drawings and specifications) for the purpose for which they are provided to the supplier and for no other purposes.
   -- Take appropriate steps to safeguard and maintain the confidentiality of GE proprietary information, including maintaining it in confidence and in secure work areas and not disclosing it to third parties (including other customers, subcontractors, etc.) without the prior written permission of GE.
   -- Only transmit GE information over the Internet on an encrypted basis.
   -- Observe and respect all GE patents, trademarks and copyrights and comply with such restrictions or prohibitions on their use as GE may from time to time establish.
o Export Controls & Customs Matters. The transfer of GE technical information to any third party without the express, written permission of GE. Failing to comply with all applicable export controls laws and regulations in the export or re-export of GE technical information, including any restrictions on access and use applicable to non-U.S. nationals, and failing to ensure that all invoices and any customs or similar documentation submitted to GE or governmental authorities in connection with transactions involving GE accurately describe the goods and services provided or delivered and the price thereof.
o Use Sub-Suppliers or Third Parties to Evade Requirements. The use of sub-suppliers or other third parties to evade legal requirements applicable to the supplier and any of the standards set forth in this Section of the Guide.

The foregoing standards are subject to modification in the discretion of GE. Please contact the GE manager you work with or any GE Compliance Resource if you have any questions about these standards and/or their application to particular circumstances. Each GE supplier is responsible for ensuring that the supplier and its employees and representatives understand and comply with these standards. GE will only do business with those suppliers that comply with applicable legal requirements and reserves the right, based on its assessment of information then available to GE, to terminate, without liability to GE, any pending purchase order or contract with any supplier that does not comply with the standards set forth in this section of the Guide.

How to Raise an Integrity Concern
Each GE supplier is expected to promptly inform GE of any Integrity concern involving or affecting GE, whether or not the concern involves the supplier, as soon as the supplier has knowledge of such Integrity concern. A GE supplier shall also take such steps as GE may reasonably request to assist GE in the investigation of any Integrity concern involving GE and the supplier. An Integrity concern may be raised by a GE supplier with cognizant GE management, Company or GE Energy Helplines, or any GE Compliance Resource (i.e., Company legal counsel or auditor).
I. Define your concern: Who or what is the concern? When did it arise? What are the relevant facts?
II. Raise the concern - prompt reporting is crucial:
   o Discuss with a GE Energy Manager; or
   o Call the:
GE Energy Compliance Helpline at 800-443-1391
GE Corporate Ombudsperson at 800-227-5003 or ombudsperson@corporate.ge.com
GE Asia Pacific Helpline at 813-3588-9565
GE Canada Helpline at 905-858-5257
GE Europe Helpline at 44-181-846-8813
GE India Helpline at 91-11-335-5800
GE Mexico Helpline at 52-5-257-6009
GE Middle East Helpline at 966-1-404-1629
GE Latin America Helpline at 55-11-883-1854
   o A Company or GE Energy Compliance Resource will promptly review and investigate the concern. III. GE Policy forbids retaliation against any person reporting an Integrity concern. Contact the GE Energy Compliance Helpline, the GE Corporate Ombudsperson or any GE Regional Helpline if you feel retaliated against because you reported a concern.

GE Energy' quest for competitive excellence begins and ends with its unyielding commitment to ethical conduct.


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

                                   APPENDIX 5

                    GE Energy Mutual Non-Disclosure Agreement

In connection with discussions between Dynamic Materials Corporation, AMK Division (the "Company") and the GE Energy business of General Electric Company ("GE"), with respect to a transaction involving Gas Turbine component processing (the "Transaction"), each party (as to information disclosed by it, the "Disclosing Party") is prepared to furnish the other party (as to information received by it, the "Receiving Party") with certain confidential and proprietary information. "Confidential Information" as used in this Agreement shall mean all such information that is or has been disclosed by the Disclosing Party or its Affiliates (defined below): (i) in writing or by email or other tangible electronic storage medium and is clearly marked "Confidential" or "Proprietary," or (ii) orally or visually, and then followed within ten (10) working days thereafter with a disclosure complying with the requirements of clause (i) above. Confidential Information also includes, but is not limited to, personal data as defined in this Agreement or by applicable law, whichever is broader, and personal data shall not be required to be marked "Confidential" or "Proprietary" to be treated as Confidential Information under this Agreement. As used in this Agreement, "personal data" means any information relating (i) to an identified or (ii) to a directly or indirectly identifiable, natural person. All other information shall be deemed to be non-confidential. As used in this Agreement, an "Affiliate" with respect to a party means any entity (including without limitation any individual, corporation, company, partnership, limited liability company or group) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party.

1. The Receiving Party agrees, except as required by law: (a) to protect the confidentiality of the other party's Confidential Information (including any notes, summaries, reports, analyses or other material derived by the Receiving Party, its Affiliates or its or their Representatives (defined below) in whole or in part from the Confidential Information in whatever form maintained (collectively, "Notes"); (b) to use the Confidential Information and Notes only for the purposes of evaluating a possible Transaction and the terms thereof; (c) to use the same degree of care as with its own confidential information, which shall be at least a reasonable standard of care, to prevent disclosure of the Confidential Information and Notes, except to its Affiliates and its or their officers, directors, employees, agents, advisors and representatives (collectively, "Representatives"), to the extent necessary to permit them to assist the Receiving Party in evaluating of the Transaction; and (d) not to disclose to persons (other than those described in (c) above) that the Confidential Information has been made available, that the Receiving Party is considering a possible Transaction or that the parties have had or are having discussions or negotiations with respect thereto. The Receiving Party further agrees that prior to disclosing any Confidential Information to its Affiliates or its or their Representatives as provided above, such Affiliates and/or Representatives will be advised of the confidential nature of the Confidential Information, provided a copy of this Agreement and directed to abide by its terms. The Receiving Party agrees to be responsible for any material breach of this Agreement by it, its Affiliates or its or their Representatives. Each party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement. Accordingly, in the event of any such breach, in addition to any other remedies at law or in equity that a party may have, it shall be entitled to equitable relief, including injunctive relief or specific performance, or both (although neither party shall be entitled to any special, consequential, indirect, punitive or exemplary damages as a result of a breach of this Agreement, whether a claim is asserted in contract, tort, or otherwise). Obligations in this Section 1 regarding Confidential Information shall, with respect to each disclosure of Confidential Information hereunder, continue for three (3) years from the date of each disclosure of Confidential Information. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and trade secrets shall be maintained as such until they fall into the public domain.

2. This Agreement shall be inoperative as to particular portions of the Confidential Information disclosed by the Disclosing Party if such information:
(i) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party, its Affiliates or its or their Representatives; (ii) was available on a non-confidential basis prior to its disclosure to the Receiving Party; (iii) is or becomes available to the Receiving Party, its Affiliates or its or their Representatives on a non-confidential basis from a source other than the Disclosing Party when such source is not, to the best of the Receiving Party's knowledge, subject to a confidentiality obligation with the Disclosing Party, or (iv) was independently developed by the Receiving Party, its Affiliates or its or their Representatives, without reference to the Confidential Information, and the Receiving Party can verify the development of such information by written documentation.

3. If either party decides not to proceed with a Transaction, it will promptly inform the other party, in writing, of that decision. In addition, the Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access to and such party's review of the Confidential Information. In any such case, or upon any other termination of this Agreement, the Receiving Party will immediately: (i) return all Confidential Information disclosed to it; and (ii) will destroy (with such destruction to be certified by the Receiving Party) all Notes, (except for one (1) copy to be retained for legal archiving purposes only). No such termination of the Agreement or return or destruction of the Confidential Information or Notes will affect the confidentiality obligations of the Receiving Party, its Affiliates or its or their Representatives, all of which will continue in effect as provided in this Agreement.

4. Each party shall retain ownership of all Confidential Information and intellectual property it had prior to commencement of the discussions and evaluation referred to in this Agreement, but: (a) GE shall own exclusively all rights in ideas, inventions, works of authorship, strategies, plans and data created in or resulting from discussions between GE and the Company pertaining to the Parts contemplated by this Agreement, including but not limited to all patent rights, copyrights, moral rights, rights in proprietary information, database rights, trademark rights and other intellectual property rights; and
(b) the Company shall own exclusively all rights in ideas, inventions, works of authorship, strategies, plans and data created in or resulting from discussions between GE and the Company pertaining to the Process for making GE's Parts contemplated by this Agreement. Consistent therewith, the Parties will execute assignments as necessary to achieve that result. Nothing in this Agreement shall be deemed to grant a license directly or by implication, estoppel, or otherwise, although the parties may provide for such a license in an express written agreement.

5. If either party or any of their respective Affiliates or Representatives is requested or required (by interrogatories, subpoena, or similar legal process) to disclose any Confidential Information or Notes, such party agrees to provide the Disclosing Party with prompt notice of each such request, to the extent practicable, so that the Disclosing Party may seek an appropriate protective order or waive compliance by the Receiving Party with the provisions of this Agreement, or both. If, absent the entry of a protective order or receipt of a waiver, the Receiving Party is, in the opinion of its counsel, legally compelled to disclose such Confidential Information or Notes, the Receiving Party may disclose such Confidential Information or Notes to the persons and to the extent required without liability under this Agreement and will use its best efforts to obtain confidential treatment for any Confidential Information or Notes so disclosed.

6. This Agreement contains the entire understanding between the parties relating to the subject matter contained herein, and supersedes all prior and collateral communication, reports and understandings between the parties relating thereto. This Agreement is not intended as a teaming, joint venture or other such arrangement. No change, modification or addition to or waiver of any provision of this Agreement shall be binding unless in writing and signed by authorized representatives of both parties. Except as provided herein, the parties agree that any disclosures contemplated hereunder, and any discussions or communications between the parties relating thereto, shall not restrict either party's right to take whatever future actions such party unilaterally determines to be in its best interests, including the right to discontinue discussions with the other party at anytime or to undertake similar discussions or to enter into agreements or relationships with third parties covering subjects related to the matters covered herein. All provisions of this Agreement are severable, and if any provision or part thereof of this Agreement is deemed invalid or otherwise unenforceable, then such term shall be construed to reflect the closest lawful interpretation of the parties' original intent, and the remaining provisions of this Agreement shall remain valid, enforceable and binding. This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall constitute one and the same instrument. Any signature page of any such counterpart, or any facsimile transmission thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile transmission of any signature of a party shall be deemed an original and shall bind such party. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any loss, unauthorized disclosure or use of the Confidential Information and/or Notes or any other material breach of this Agreement by the Receiving Party, its Affiliates or its or their Representatives. In any such event, the Receiving Party shall help the Disclosing Party in every reasonable way to regain possession of the Confidential Information and/or Notes and shall prevent any further unauthorized disclosure or use. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the foregoing, neither party may assign this Agreement or any of their rights and obligations hereunder or delegate the performance thereof to a third party without the prior written consent of the other party. Except as stated herein, nothing in this Agreement is intended to confer any benefit to any third party or any right to enforce any term of this Agreement. Any failure by a party hereto to enforce the other party's strict performance of any provision of this Agreement will not constitute a waiver of that party's right to subsequently enforce such provision or any other provision of this Agreement.

7. GE and Company each agrees to take such measures as may be necessary to ensure that the disclosure of Confidential Information complies with any export control laws which may govern such disclosure. The Receiving Party represents and warrants that no technical data it receives in conjunction with the Confidential Information that is subject to the export control laws of the United States of America ("U.S.") shall be exported from the U.S. or re-exported from any other country without first complying with all export control laws and regulations of the U.S. Government, including the requirement for obtaining any export license, if applicable. The Receiving Party shall be responsible for obtaining the appropriate U.S. export license to export or re-export any such technical data. The Receiving Party shall indemnify and hold the Disclosing Party harmless from all claims, demands, damages, costs, fines, penalties, attorney's fees and all other expenses arising from its failure to comply with this clause and/or applicable export control laws and regulations.

8. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., excluding its conflict of laws rules.

--------------------------------------------------------------------------------

This Agreement shall commence on the date last signed below.

DYNAMIC MATERIALS CORPORATION, AMK DIVISION       GE
Signature:_______________________              Signature:_______________________
Print or type Name:______________              Print or type Name:______________
Title:___________________________              Title:___________________________
Date:____________________________              Date:____________________________

--------------------------------------------------------------------------------



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                                   APPENDIX 6

                                     Tooling



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